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                                                                    EXHIBIT 23.4

                    CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

Netsol International, Inc. and Subsidiaries
  (formerly Mirage Holdings, Inc.)
Calabasas, California

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3/A (No. 333-49832) of our reports dated
22 September 2000, for NetSol (UK) Limited, Network Solutions Group Limited, Network Solutions Limited and Network Solutions (Northern) Limited for the periods ended 31 January 2000 and 30 June 2000 with respect to their inclusion in the consolidated financial statements of NetSol International, Inc. included in Amendment No.1 to its Annual Report on Form 10-KSB/A for the year ended
June 30, 2000.

/s/ Mazars Neville Russell
Chartered Accountants and Registered Auditors
Milton Keynes, England
January 31, 2001